Exhibit 5

KOFF, CORN & BERGER, P.C.

ATTORNEYS AT LAW

303 EAST SEVENTEENTH AVENUE

TELEPHONE

SUITE 940

303.861.1166

DOUGLAS B. KOFF

DENVER, COLORADO 80203-1262

FACSIMILE

303.861.0601

E-MAIL

dkoff@wckblaw.com

April 20, 2005

Health Sciences Group, Inc.

6080 Center Drive, 6th Floor

Los Angeles, CA  90045

Re:

Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Health Sciences Group, Inc. (the “Company”) covered by a Form S-8 Registration Statement, as amended, and resale prospectus (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.

865,850 shares of common stock, $.001 par value (the “Shares”) issuable upon exercise of options issued pursuant to the Health Sciences Group, Inc. 2003 Stock Option, Deferred Stock and Restricted Stock Plan.

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, applicable Minutes of its Board of Directors meetings, the Registration Statement and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the resale prospectus becomes effective and the options are exercised and Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Koff Corn & Berger, P.C.

KOFF, CORN & BERGER, P. C.

DBK/gm